Exhibit 10(a)9

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (hereinafter referred to as the “Agreement”) is entered into by MICHAEL D. GARRETT (“Employee”) and GEORGIA POWER COMPANY (the “Company”) and arises out of Employee’s separation from service.  In consideration of the material promises contained herein, the parties agree as follows:

1.	SEPARATION FROM SERVICE.

Employee’s separation from service from the Company was effective December 31, 2010 (“Separation Date”).  As of the Separation Date, Employee had no further privileges, duties, or obligations to the Company or any of its affiliates, except as specifically provided herein.

2.	SEVERANCE.

In the event Employee (a) executes and returns the Agreement to the Company not earlier than December 31, 2010 and (b) permits the Agreement to become effective the Company will pay Employee a lump sum payment in the amount of One Million Dollars and No Cents ($1,000,000.00), less any amounts which must be withheld under applicable laws and regulations (the “Severance Payment”).  The Severance Payment will be paid as soon as practicable following the effectiveness of the Agreement but not later than March 15, 2011.

3.	RELEASE BY EMPLOYEE.

Employee does hereby voluntarily and irrevocably waive, release, dismiss with prejudice, and withdraw all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which he ever had, may have or now has against Southern Company, the Company and any current or former subsidiaries or affiliates of Southern Company (collectively, the “Southern Entities”) and their past, present and future officers, directors, employees, agents, insurers, attorneys, plan administrators and their respective benefit plans (and related trusts) (collectively, the “Releasees”), arising from or relating to (directly or indirectly) Employee’s employment, his separation from service from the Company or other events that have occurred as of the date of execution of the Agreement, including but not limited to:

(a)
claims for violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Civil Rights Act of 1966, the Family and Medical Leave Act, 42 U.S.C. § 1981, the National Labor Relations Act, the Labor Management Relations Act, Executive Order 11246, Executive Order 11141, the Vietnam Era Veteran’s Readjustment Act of 1974, the Rehabilitation Act of 1973, the Sarbanes-Oxley Act of 2002 or the Employee Retirement Income Security Act of 1974;

(b)	claims for violations of any other federal or state statute or regulation or local ordinance;

(c)
claims for lost or unpaid wages, compensation or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, fraud, misrepresentation, conversion, tortious interference, breach of contract or breach of fiduciary duty;

(d)
claims to benefits under any bonus, severance, workforce reduction, early retirement, outplacement or any other similar type plan sponsored by the Company (except to the extent provided in Section 4 below); and

(e)	any other claims under state law arising in tort or contract.

4.	CLAIMS NOT RELEASED BY EMPLOYEE.

In signing this Agreement, Employee is not releasing any claims that may arise under the terms of the Agreement or which may arise out of events occurring after the date Employee executes the Agreement.

Employee also is not releasing claims to benefits that he is already entitled to receive under The Southern Company Pension Plan, The Southern Company Employee Savings Plan or under any of the Company’s other employee compensation or benefit plans or under any workers’ compensation laws.  However, Employee understands and acknowledges that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company and the Company hereby reserves the right to amend or terminate any of its compensation or benefit programs at any time in accordance with the procedures set forth in such plans or programs.

Notwithstanding the release granted by Employee in Section 3 hereof, Employee is not releasing any claims for indemnification he may have against Company by virtue of his status as an officer or director of the Company or any of the Southern Entities, whether arising before or after the effective date of the Agreement.  Any such rights to indemnification shall remain subject to the terms, conditions and requirements of:  (1) common law and applicable statutes and regulations and (2) the Company's articles of incorporation and bylaws.

5.	NO ASSIGNMENT OF CERTAIN CLAIMS.

Employee represents that he has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any party prior to the date of the Agreement.

6.	PUBLICITY; NO DISPARAGING STATEMENT.

Except as otherwise provided in Section 11 hereof, Employee and the Company covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships.

7.	NO EMPLOYMENT.

Employee agrees that he shall not seek re-employment as an employee, temporary employee, leased employee or independent contractor with any of the Southern Entities, for a period of two (2) years following the execution of the Agreement.  Further, neither the Company nor any of the other Southern Entities shall rehire Employee as an employee, temporary employee, leased employee or independent contractor for a period of two (2) years following Employee’s execution of the Agreement, unless an exceptional business reason exists for rehiring Employee and a committee, comprised of (a) the Chief Executive Officer of Southern Company (b) the Executive Vice President and General Counsel, Southern Company approves of such rehiring.

8.	BUSINESS PROTECTION PROVISIONS.

(a)	Preamble.

As a material inducement to the Company to enter into the Agreement, and the recognition of the valuable experience, knowledge and proprietary information Employee gained from his employment with the Company or other Southern Entity, Employee warrants and agrees he will abide by and adhere to the following business protection provisions in this Section 8.

(b)	Definitions.

For purposes of this Section 8, the following terms shall have the following meanings:

(i)
“Competitive Position” shall mean any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between Employee and any Entity (as defined below) engaged wholly or in material part in the business that the Company is engaged in whereby Employee is required to or does perform services on behalf of or for the benefit of such Entity which are substantially similar to the services Employee participated in or directed while employed by the Company or any other Southern Entity.

(ii)
“Confidential Information” shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the Company or any of the other Southern Entities, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to any of the Southern Entities and the details of which are not generally known to the competitors of the Southern Entities.  Confidential Information shall also include:  (A) any items that any of the Southern Entities have marked “CONFIDENTIAL” or some similar designation or are otherwise identified as being confidential; and (B) all non-public information known by or in the possession of Employee related to or regarding any proceedings involving or related to the Southern Entities before any federal or state regulatory agencies.

(iii)
“Entity” or “Entities” shall mean any person, business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(iv)	“Territory” shall mean the states of Alabama, Florida, Georgia and Mississippi.

(v)
“Trade Secrets” shall mean information or data of or about any of the Southern Entities, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that:  (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Employee agrees that Trade Secrets include non-public information related to the rate making process of the Southern Entities and any other information which is defined as a “trade secret” under applicable law.

(vi)
“Work Product” shall mean all tangible work product, property, data, documentation, concepts or plans, inventions, improvements, techniques and processes relating to the Southern Entities that were conceived, discovered, created, written, revised or developed by Employee during the term of his employment with the Company or other Southern entity.

(c)	Nondisclosure: Ownership of Proprietary Property.

(i)
In recognition of the need of the Southern Entities to protect their legitimate business interests, Confidential Information and Trade Secrets, Employee hereby covenants and agrees that Employee shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the applicable Southern Entity and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party Entity for any purpose other than in accordance with the Agreement or as required by applicable law:  (A) with regard to each item constituting a Trade Secret, at all times such information remains a “trade secret” under applicable law, and (B) with regard to any Confidential Information, for a period of three (3) years following the Separation Date (hereafter the “Restricted Period”).

(ii)
Employee shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and he shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware.  Employee shall assist the Company of other Southern Entity, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

(iii)
All Work Product shall be owned exclusively by the Company.  To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and Employee hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest Employee currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), Trade Secrets, service marks (and the goodwill associated therewith) and other intellectual property rights.  Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the Company.

(d)	Non-Interference with Employees.

Employee covenants and agrees that during the Restricted Period he will not, either directly or indirectly, alone or in conjunction with any Entity:  (i) actively recruit, solicit, attempt to solicit or induce any person who, during such Restricted Period, or within one year prior to the Separation Date, was an exempt employee of the Company or any of its subsidiaries, or was an officer of any of the other Southern Entities, to leave or cease such employment for any reason whatsoever; or (ii) hire or engage the services of any such person described in Section 8(d)(i) in any business substantially similar or competitive with that in which the Southern Entities were engaged during his employment.

(e)	Non-Interference with Customers.

(i)
Employee acknowledges that in the course of employment, he has learned about the Company’s business, services, materials, programs, plans, processes, and products and the manner in which they are developed, marketed, serviced and provided.  Employee knows and acknowledges that the Company has invested considerable time and money in developing its business, services, materials, programs, plans, processes, products and marketing techniques and that they are unique and original.  Employee further acknowledges that the Company must keep secret all pertinent information divulged to Employee regarding the Company’s business concepts, services, materials, ideas, programs, plans and processes, products and marketing techniques, so as not to aid the Southern Entities’ competitors.  Accordingly, the parties agree that the Company is entitled to the following protection, which Employee agrees is reasonable:

(ii)	Employee covenants and agrees that for a period of two (2) years following the Separation Date, he will not, on his own behalf or on behalf of any Entity, solicit, direct, appropriate, call upon, or initiate communication or contact with any Entity or any representative of any Entity, with whom Employee had contact during his employment, with a view toward the sale or the providing of any product, equipment or service sold or provided or under development by the Southern Entities during the period of two (2) years immediately preceding the date of Employee’s Separation Date. The restrictions set forth in this Section shall apply only to Entities with whom Employee had actual contact during the two (2) years prior to Employee’s Separation Date with a view toward the sale or providing of any product, equipment or service sold, provided, or under development by the Company or other Southern Entity.

(f)	Non-Interference with Business.

(i)
Employee and the Company expressly covenant and agree that the scope, territorial, time and other restrictions contained in this entire Agreement constitute the most reasonable and equitable restrictions possible to protect the business interests of the Southern Entities given: (A) the business of the Southern Entities; (B) the competitive nature of the Southern Entities’ industry and (C) that Employee’s skills are such that he could easily find alternative, commensurate employment or consulting work in his field which would not violate any of the provisions of the Agreement.

(ii)
Employee covenants and agrees to not obtain or work in a Competitive Position within the Territory for a period of two (2) years from the Separation Date, except as expressly approved by the Chief Executive Officer of Southern Company.

9.	RETURN OF MATERIALS.

By no later than the effective date of the Agreement, Employee agrees to return to the Company all property of the Southern Entities, including but not limited to data, lists, information, memoranda, documents, identification cards, parking cards, keys, computers, fax machines, pagers, phones, files and any and all written or descriptive materials of any kind belonging or relating to the Company or any other Southern Entity, including, without limitation, any originals, copies and abstracts containing any Work Product, intellectual property, Confidential Information and Trade Secrets in Employee’s possession or control.

10.	COOPERATION.

The parties agree that as a result of Employee’s duties and activities during his employment, Employee’s reasonable availability may be necessary for the Company or other Southern Entity to meaningfully respond to or address actual or threatened litigation, or government inquiries or investigations, or required filings with state, federal or foreign agencies (hereinafter “Company Matters”).  Upon request of the Company, and at any point following Employee’s separation from service, Employee will make himself available to the Company for reasonable periods not inconsistent with his future employment, if any, by other Entities and will cooperate with the Company’s agents and attorneys as reasonably required by such Company Matters.  The Company will reimburse Employee for any reasonable out-of-pocket expenses associated with providing such cooperation.

11.	CONFIDENTIALITY AND LEGAL PROCESS.

Employee represents and agrees that he will keep the terms, amount and fact of the Agreement confidential and that he will not hereafter disclose any information concerning the Agreement at any time, without the express written consent of the Company, to anyone, including, but not limited to, any past, present, or prospective employee or applicant for employment with the Southern Entities. Notwithstanding the foregoing, nothing in this Section shall prohibit Employee from disclosing or discussing the Agreement with his spouse, attorney, tax advisors or accountants, who must be informed of and agree to be bound by the confidentiality provision set forth in this Section before Employee discloses any information to them about the Agreement.  In addition, nothing in the Agreement is intended to prohibit Employee from performing any duty or obligation that shall arise as a matter of law.  Specifically, Employee shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process.  The Agreement is not intended in any way to proscribe Employee’s right and ability to provide information to any federal, state or local government in the lawful exercise of such governments’ governmental functions.

12.	COMPENSATION.

Any Severance Payment paid to Employee under the Agreement shall not be considered “compensation,” as the term is defined in The Southern Company Employee Savings Plan or The Southern Company Pension Plan.  Any payment under the Agreement shall not be considered wages, salary or compensation under any other employee benefit plan of the Company or any other Southern Entity.

13.	SUCCESSORS AND ASSIGNS; APPLICABLE LAW.

The Agreement shall be binding upon and inure to the benefit of Employee and his heirs, administrators, representatives, executors, successors and assigns, and shall be binding upon and inure to the benefit of the Company and its officers, directors, employees, agents, shareholders, parent corporation, subsidiaries and affiliates, and their respective predecessors, successors, assigns, heirs, executors and administrators and each of them, and to their heirs, administrators, representatives, executors, successors and assigns.  The Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia (without giving effect to principles of conflicts of laws); to the extent such laws are not otherwise superseded by the laws of the United States.

14.	INTERPRETATION.

The judicial body interpreting the Agreement shall not more construe the terms of the Agreement more strictly against one party, it being agreed that both parties and/or their attorneys or agents have negotiated and participated in the preparation hereof.

15.	WAIVER OF BREACH; SPECIFIC PERFORMANCE.

The waiver of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to the Agreement will be entitled to enforce its or his rights under the Agreement, specifically, to recover damages by reason of any breach of any provision of the Agreement and to exercise all other rights existing in its or his favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of the Agreement and that any party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of the Agreement.

16.	SEVERABILITY.

The unenforceability or invalidity of any particular provision of the Agreement shall not affect its other provisions, and to the extent necessary to give such other provisions effect, they shall be deemed severable.  If any of the provisions of the Agreement are determined by any court of law or equity with jurisdiction over this matter to be unreasonable or unenforceable, in whole or in part, as written, the parties hereby consent to and affirmatively request that said court reform the provision so as to be reasonable and enforceable and that said court enforce the provision as reformed.  Employee acknowledges and agrees that the covenants and agreements contained in the Agreement shall be construed as covenants and agreements independent of each other or any other contract between the parties hereto and that the existence of any claim or cause of action by Employee against any Southern Entity, whether predicated upon the Agreement or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants and agreements.

17.	COMPLETE AGREEMENT.

The Agreement shall constitute the full and complete agreement between the parties concerning its subject matter and fully supersedes any and all other prior agreements or understandings between the parties concerning the subject matter hereof.  The Agreement may not be modified or amended except by a written instrument signed by both Employee and an authorized representative of the Company.

18.	NO ADMISSION OF LIABILITY.

The Agreement shall not in any way be construed as an admission by the Company or Employee of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of itself or himself, its or his employees or agents.

19.	NOTICES.

All notices required, necessary or desired to be given pursuant to the Agreement shall be in writing and shall be effective when delivered or on the third day following the date upon which such notice is deposited, postage prepaid, in the United States mail, certified return receipt requested, and addressed to the party at the address set forth below:

If to Employee:	If to the Company:
Michael D. Garrett 2950 Slaton Drive Atlanta, GA 30305	Leonard Owens Human Resources Director Georgia Power Company 241 Ralph McGill Blvd. Atlanta, GA 30308-3374

20.	CONSIDERATION PERIOD.

The parties agree and understand that Employee has had at least twenty-one (21) days to consider the terms of the Agreement.  EMPLOYEE AND THE COMPANY AGREE THAT ANY CHANGES WHETHER MATERIAL OR IMMATERIAL, WHICH ARE MADE TO THE COMPANY’S ORIGINAL OFFER OF CONSIDERATION IN EXCHANGE FOR THE AGREEMENT WILL NOT RESTART THE RUNNING OF THE 21-DAY CONSIDERATION PERIOD DESCRIBED IN THE PRECEDING SENTENCE.

21.	EFFECTIVE DATE OF AGREEMENT AND OPTION TO REVOKE.

The parties agree and understand that Employee may revoke the Agreement within seven (7) days after signing it.  The last day upon which the Agreement can be revoked is referred to herein as the “Last Revocation Day.” Revocation shall be made by delivering a written notice of revocation to the Company as provided in Section 19 above.  The parties agree and understand that if Employee executes and returns the Agreement in accordance with Section 2 above and does not revoke the Agreement on or before the Last Revocation Day, the Agreement shall become effective on the day following the Last Revocation Day and Employee shall receive the Severance Payment described in Section 2 of the Agreement.

22.	SURVIVAL.

Notwithstanding any expiration or termination of the Agreement, other than by revocation as provided in Section 21, the provisions of Sections 3, 4, 5, 6, 7, 8, 10, 11, 13, 14, 15, 16, and 18 hereof shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of the Agreement.

23.	ACKNOWLEDGMENT OF KNOWING AND VOLUNTARY WAIVER.

Employee hereby represents and warrants that:

(a)	Employee has CAREFULLY READ THE AGREEMENT AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THE AGREEMENT;

(b)	Employee has had an OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE AS TO THE TERMS OF THE AGREEMENT to the full extent that he desired before signing the Agreement;

(c)	Employee understands that the Agreement FOREVER RELEASES the Company from any legal action arising prior to the date of execution of the Agreement;

(d)	Employee has had the opportunity to REVIEW AND CONSIDER THE AGREEMENT FOR A PERIOD OF AT TWENTY-ONE (21) DAYS before signing it;

(e)	Employee understands that he SHALL HAVE SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THE AGREEMENT TO REVOKE SAID AGREEMENT;

(f)
In signing the Agreement, EMPLOYEE DOES NOT RELY ON NOR HAS HE RELIED ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THE AGREEMENT by the Company or by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement or otherwise; and

(g)	Employee was not coerced, threatened, or otherwise forced to sign the Agreement, and Employee is VOLUNTARILY SIGNING AND DELIVERING THE AGREEMENT of his own free will.

IN WITNESS WHEREOF, the undersigned have signed and executed the Agreement on the dates set forth below as an expression of their intent to be bound by the foregoing terms of the Agreement.

“COMPANY”

GEORGIA POWER COMPANY

By:  /s/W. Paul Bowers

Its: President & Chief Executive Officer

Date:  22 Feb 11

“EMPLOYEE”

MICHAEL D. GARRETT

                         /s/Michael D. Garrett

Date:  Feb 22, 2011

WITNESS:

Employee’s signature witnessed by:

/s/Karen K. Pierce              Karen K. Pierce
Signature                                                                Printed Name of Witness

Feb 22, 2011
Date